Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-228029, 333-264476 and 333-273950) and on Form S-8 (Nos. 333-219793, 333-228401, 333-227111 and 333-257072) of Tidewater Inc. of our report dated May 16, 2023, relating to the combined carve-out financial statements of Solstad Platform Supply Vessels (Solstad PSV) as of and for the years ended December 31, 2022 and 2021 appearing in this Current Report on Form 8-K/A of Tidewater Inc.

/s/ Ernst & Young AS

Bergen, Norway

September 15, 2023